UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 13, 2018
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)  (Zip Code)

(484) 583-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   [ ]

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 13, 2018, Rajat B. Chakraborty, notified Lincoln National Corporation (the "Company") that he will step down as Executive Vice President and Chief Digital Officer of the Company, effective as of July 23, 2018, and continue to serve as an employee in a non-executive capacity through July 31, 2018 (the "Departure Date").  In connection with Mr. Chakraborty's departure, the Company and Mr. Chakraborty entered into an Agreement, Waiver and General Release and Consulting Agreement (collectively, the "Agreement") to govern certain compensation and post-employment matters.

To help ensure a smooth transition, under the Agreement, Mr. Chakraborty has agreed to provide consulting services to the Company for a one-year period following the Departure Date for which he will receive a consulting fee of $95,000 per month during the duration of the consulting term.  In addition, in consideration of the promises and payments made by the Company under the Agreement, Mr. Chakraborty has also agreed, among other things, to a general release of claims in favor of the Company and to be bound by restrictive covenants concerning confidentiality, noncompetition for a period of 12 months following the Departure Date, and nonsolicitation of employees, agents, brokers, or clients of the Company for a period of 24 months following the Departure Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached as Exhibit 10 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10	Agreement, Waiver and General Release, dated July 16, 2018, between the Company and Rajat B. Chakraborty

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ Kirkland L. Hicks
Name:	Kirkland L. Hicks
Title:	Executive Vice President and
General Counsel

Date:  July 17, 2018